As filed with the Securities and Exchange Commission on July 30, 2013
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MFRI, Inc.
(Exact name of registrant as specified in its charter)

Delaware	36-3922969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7720 N. Lehigh Avenue, Niles, Illinois	60714
(Address of principal executive offices)	(Zip Code)
MFRI 2013 Omnibus Stock Incentive Plan as Amended June 14, 2013
(Full title of the plans)

Mr. Bradley E. Mautner
President and Chief Executive Officer
MFRI, Inc.
7720 Lehigh Avenue
Niles, Illinois 60714
(Name and address of agent for service)

(847) 966-1000
(Registrant's telephone number, including area code)
Copy to:
Hal M. Brown, Esq.
Gregory W. Hayes, Esq.
DLA Piper LLP (US)
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601
(312) 368-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b‑2 of the Exchange Act. (Check one):
Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☒
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of Registered fee
Common Stock, par value $.01 per share	750,000	$11.2500	$8,255,661	$1,126.07
(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended ("Securities Act"), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable under the MFRI 2013 Omnibus Stock Incentive Plan as Amended June 14, 2013 ("Plan") by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock. The 750,000 shares of Common Stock to be registered represent the maximum number of shares that may be issued to Plan participants under the terms of the Plan.

.
(2)Estimated solely for purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act and based on (i) the actual price per share ($10.60) at which previously granted options can be exercised; (ii) the actual price per share for previously granted restricted shares and deferred stock units (varying from $10.60 to $11.25); and (iii) for the remaining shares, the closing price of the Registrant's Common Stock on July 26, 2013, as reported by the NASDAQ Global Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8. The documents containing the information specified in this item have been or will be sent or given to each participant as specified by Rule 428(b)(1) under the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8. The documents containing the information specified in this item have been or will be sent or given to each participant as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.

MFRI, Inc. ("Registrant") has filed the documents listed below with the Securities and Exchange Commission ("Commission") under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and these documents are incorporated into this Registration Statement by reference:

a.Annual Report on Form 10-K for the year ended January 31, 2013.

b.Quarterly Report on Form 10-Q for the period ended April 30, 2013.

c.Current Report on Form 8-K filed on February 4, 2013.

d.Current Report on Form 8-K filed on February 14, 2013.

e.Current Report on Form 8-K filed on March 20, 2013.

f.Current Report on Form 8-K filed on May 1, 2013.

g.Current Report on Form 8-K filed on June 17, 2013.

h.Current Report on Form 8-K filed on June 24, 2013.

i.Current Report on Form 8-K filed on July 3, 2013.

j.All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since January 31, 2013.

k.Description of the Registrant's common shares contained in the registration statement of the Registrant's predecessor on Form 8-A filed on March 13, 1990.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act

subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated by reference herein, unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

A description of the Registrant's Common Stock is incorporated by reference in this Registration Statement pursuant to Item 3 above.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors, officers, employees and agents of the Registrant; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not the company would have the power to indemnify such person against such liabilities under the provisions of the statute.

The Registrant's Certificate of Incorporation and its By‑Laws provide for indemnification of its officers and directors to the full extent permitted by Section 145 of the Delaware General Corporation Law.

The Registrant's Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to the Registrant or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to the Registrant or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) fails to dissent (unless absent) from payment of an unlawful dividend or an unlawful stock purchase or redemption or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his responsibilities under any other law, including the federal securities laws.

The Registrant has entered into indemnification agreements in the form described below with each person who is currently a member of the Board and will enter into such agreements with persons who in the future become directors of the Registrant. Such indemnification agreements provide for indemnification against any and all expenses incurred in connection with, as well as any and all judgments, fines, and amounts paid in settlement resulting from, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (collectively an "Action"), by reason of the fact that such director is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnification agreements provide that if any payment, advance or indemnification of the director requires that he or she acted in good faith, in a manner he or she reasonably believed to be for or not opposed to the best interests of the Registrant or without reasonable cause to believe his or her conduct was unlawful, then it shall be presumed that he or she so acted unless proven otherwise by clear and convincing evidence. The indemnification agreements also provide for the advancement of all expenses, including reasonable attorneys' fees, arising from the investigation of any claim, preparation for the defense or defense or settlement of an Action. The indemnification agreements authorize the Registrant to participate in the defense of any action and to assume the defense thereof, with counsel who shall be reasonably satisfactory to the director, provided that the director shall be entitled to separate counsel of his or her choosing if he or she reasonably believes that (i) there exists conflicting interests between himself or herself and the Registrant or other parties (the defense of whom the Registrant shall have assumed) or (ii) there is any substantial likelihood that the Registrant will be financially or legally unable to satisfy its obligations under the Indemnification Agreement. The indemnification agreements provide that a director's rights under such contract are not exclusive of any other indemnification rights he or she may have under any provision of law, the Registrant's Certificate of Incorporation or By-laws, the vote of the Registrant's stockholders or disinterested directors, other agreements or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibits filed with this Amendment:

4.1        MFRI 2013 Omnibus Stock Incentive Plan, as Amended June 14, 2013
5        Opinion of DLA Piper LLP (US)
23.1        Consent of Grant Thornton LLP
23.2        Consent of DLA Piper LLP (US) (contained in Exhibit 5 hereof)
24.1        Power of Attorney

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities (if the total dollar value of securities would not exceed that which was registered) and a deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post‑effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niles, State of Illinois, on July 30, 2013.

MFRI, INC.

/s/ Bradley E. Mautner
Bradley E. Mautner
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on July 30, 2013.

	BRADLEY E. MAUTNER*	Director, President and Chief Executive Officer (Principal Executive Officer)))
)
	KARL J. SCHMIDT*	Vice President, Secretary, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	) )
)
	DAVID UNGER*	Director and Chairman of the Board of Directors	)
)
	DENNIS KESSLER*	Director	)
)
	ARNOLD F. BROOKSTONE*	Director	)
)
	STEPHEN B. SCHWARTZ*	Director	)
)
	MICHAEL J. GADE*	Director	)
)
	MARK A. ZORKO*	Director	)
)
	DAVID S. BARRIE*	Director	)

*By:	/s/ Bradley E. Mautner	Individually and as Attorney in Fact
Bradley E. Mautner

EXHIBIT INDEX

Exhibit No.	Description
4.1	MFRI 2013 Omnibus Stock Incentive Plan, as Amended June 14, 2013
5	Opinion of DLA Piper LLP (US)
23.1	Consent of Grant Thornton LLP
23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5 hereof)
24.1	Power of Attorney